Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 ———————— TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com July 26, 2024

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BlackRock, Inc.

50 Hudson Yards

New York, NY 10001

RE:	BlackRock Funding, Inc. —

4.600% Notes due 2027

4.900% Notes due 2035

5.350% Notes due 2055

Ladies and Gentlemen:

We have acted as special United States counsel to BlackRock, Inc., a Delaware corporation (the “Company”), in connection with the public offering by BlackRock Funding, Inc., a Delaware corporation (“BlackRock Funding”), of $800,000,000 aggregate principal amount of BlackRock Funding’s 4.600% Notes due 2027, $500,000,000 aggregate principal amount of BlackRock Funding’s 4.900% Notes due 2035 and $1,200,000,000 aggregate principal amount of BlackRock Funding’s 5.350% Notes due 2055 (collectively, the “Notes”). The Notes will be issued under the Indenture, dated as of March 14, 2024 (the “Base Indenture”), among BlackRock Funding, the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among BlackRock Funding, the Company and the Trustee. The Indenture provides the Notes are to be guaranteed by the Company (such guarantee, together with the Notes, the “Securities”).

BlackRock, Inc.

BlackRock Funding, Inc.

July 26, 2024

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File Nos. 333-278583 and 333-278583-01) of the Company and BlackRock Funding relating to the Securities and other securities of the Company and BlackRock Funding filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2024, under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated April 9, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated July 17, 2024 (together with the Base Prospectus, the “Preliminary Prospectus”) relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated July 17, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement, dated July 17, 2024 (the “Underwriting Agreement”), among BlackRock Funding, the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by BlackRock Funding to the Underwriters of the Securities;

(f) an executed copy of the Base Indenture, including Article 16 thereof containing the guarantee obligations of the Company (the “Guarantee”);

(g) an executed copy of the Second Supplemental Indenture;

BlackRock, Inc.

BlackRock Funding, Inc.

July 26, 2024

(h) copies of the global certificates evidencing the Notes executed by BlackRock Funding and registered in the name of Cede & Co. (the “Note Certificates”), delivered by BlackRock Funding to the Trustee for authentication and delivery;

(i) an executed copy of a certificate of R. Andrew Dickson III, Managing Director and Corporate Secretary of the Company, dated the date hereof (the “Company’s Secretary’s Certificate”);

(j) an executed copy of a certificate of R. Andrew Dickson III, Secretary of BlackRock Funding, dated the date hereof (“BlackRock Funding’s Secretary’s Certificate” together with the Company’s Secretary’s Certificate, the “Secretary’s Certificates”);

(k) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of July 17, 2024, as in effect as of the date hereof, and certified pursuant to the Company’s Secretary’s Certificate;

(l) a copy of the Company’s Amended and Restated Bylaws, as in effect as of the date hereof, certified pursuant to the Company’s Secretary’s Certificate;

(m) a copy of BlackRock Funding’s Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of July 17, 2024, and certified pursuant to BlackRock Funding’s Secretary’s Certificate;

(n) a copy of BlackRock Funding’s bylaws, in effect as of the date hereof and certified pursuant to BlackRock Funding’s Secretary’s Certificate;

(o) copies of certain resolutions of the Board of Directors of the Company, adopted at the meetings held on January 10, 2024, January 23-24, 2024 and June 25, 2024, certified pursuant to the Company’s Secretary’s Certificate; and

(p) copies of certain resolutions of the Board of Directors of BlackRock Funding, adopted on March 4, 2024, April 9, 2024 and July 16, 2024, certified pursuant to BlackRock Funding’s Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and BlackRock Funding, as applicable, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and BlackRock Funding, as applicable, and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

BlackRock, Inc.

BlackRock Funding, Inc.

July 26, 2024

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and BlackRock Funding, as applicable, and others and of public officials, including those in the Secretary’s Certificates and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

“Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.

The Note Certificates have been duly authorized by all requisite corporate action on the part of BlackRock Funding and duly executed by BlackRock Funding under the DGCL, and when duly authenticated by the Trustee and issued and delivered by BlackRock Funding against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of BlackRock Funding, enforceable against BlackRock Funding in accordance with their terms under the laws of the State of New York.

2.

The Guarantee has been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Note Certificates are duly authenticated by the Trustee and are issued and delivered by BlackRock Funding against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Guarantee will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

BlackRock, Inc.

BlackRock Funding, Inc.

July 26, 2024

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Documents, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Documents relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

BlackRock, Inc.

BlackRock Funding, Inc.

July 26, 2024

(f) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company or BlackRock Funding, as applicable, or the performance by the Company or BlackRock Funding, as applicable, of their respective obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or BlackRock Funding, as applicable, or any of their respective subsidiaries;

(g) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(h) subsequent to the effectiveness of the Base Indenture and immediately prior to the issuance of the Notes Certificates, the Base Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Notes Certificates other than by the applicable Transaction Documents relating to such Notes Certificates.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a) neither the execution and delivery by the Company or BlackRock Funding, as applicable, of the Transaction Documents nor the performance by the Company or BlackRock Funding, as applicable, of their respective obligations thereunder, including the issuance and sale of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or BlackRock Funding, as applicable, or their respective property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2023), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

BlackRock, Inc.

BlackRock Funding, Inc.

July 26, 2024

(b) neither the execution and delivery by the Company or BlackRock Funding, as applicable, of the Transaction Documents nor the performance by the Company or BlackRock Funding, as applicable, of their respective obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Validity of the Notes” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP